UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 22, 2022

Commission File Number:  000-24003

AEI INCOME & GROWTH FUND XXII LIMITED PARTNERSHIP
(Exact name of registrant as specified in its charter)

State of Minnesota	41-1848181
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

30 East 7th Street, Suite 1300 St. Paul, Minnesota 55101	(651) 227-7333
(Address of principal executive offices)	(Registrant’s telephone number)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
NONE	NONE	NONE

Securities registered pursuant to Section 12(g) of the Act:
Limited Partnership Units
(Title of class)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
     (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
     (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).              Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 2 – Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

On September 22, 2022, the Partnership purchased a DaVita Dialysis clinic in Hempstead, Texas for $3,000,000 from Ottomatic Capital, LLC, an unrelated third party. The property is leased to Bollinger Dialysis LLC, under a lease agreement with a remaining primary term of 7.75 years. The lease may be renewed by the tenant for up to two consecutive terms of five years each. The annual rent is $182,209. The rent is scheduled to increase 10% on July 1, 2025. The lease is a net lease under which the tenant is responsible for real estate taxes, insurance, maintenance, certain repairs, and operating expenses of the property.

The Partnership purchased the property with cash received from the sale of property. The building was constructed in 2015 and is a 6,589 square foot building situated on approximately 1.2 acres of land. The freestanding retail store is located at 220 Cottonwood Drive, Hempstead, Texas.

DaVita Inc, (“DVA”), headquartered in Denver, CO, is a leading provider of kidney care services. DaVita operates more than 2,800 locations in 48 states, as well as more than 300 locations internationally. DaVita treats more than 200,000 patients who suffer from ESRD, also known as kidney failure, by providing dialysis, administrative services, and related lab testing throughout its network of clinics. For the fiscal year ended December 31, 2021, DaVita Inc. (the entity guaranteeing this lease) reported a net worth of $755 million and a net income of $978 million. DaVita Inc. is a public company whose stock is traded on the NYSE under the symbol DVA and files reports with the SEC that are available on-line at www.sec.gov and on its corporate website at www.davita.com.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired – Because the property is leased to a single tenant on a long-term basis under a net lease that transfers substantially all of the operating costs to the tenant, we believe that financial information about the tenant is more relevant than financial statements of the property. Financial information of the tenant is presented in the last paragraph of Item 2.01.

(b) Pro forma financial information – A limited number of pro forma adjustments are required to illustrate the effects of the above transaction on the Partnership’s balance sheet and income statement. The following narrative description is furnished in lieu of the pro forma statements:

2

Assuming the Partnership had acquired the property on January 1, 2021, the Partnership’s Real Estate Held for Investment would have increased by $3,000,000 and its Current Assets (cash) would have decreased by $3,000,000.

For the year ended December 31, 2021, Income from Operations would have increased $43,679 representing an increase in rental income of $182,209 and an increase in depreciation and amortization expense of $138,530. For the six months ended June 30, 2022, Income from Operations would have increased $21,840, representing an increase in rental income of $91,105 and an increase in depreciation and amortization expense of $69,265.

The net effect of these pro forma adjustments would have caused Net Income to increase from $67,186 to $110,865 and from $538,184 to $560,024, which would have resulted in Net Income of $8.71 and $45.72 per Limited Partnership Unit outstanding for the year ended December 31, 2021 and the six months ended June 30, 2022, respectively.

(c) Shell company transactions – Not Applicable.

(d) Exhibit 10.1 – Assignment and Assumption of Purchase Agreement dated September 19, 2022 between the Partnership and AEI Property Corporation relating to the property at 220 Cottonwood Drive, Hempstead, Texas.

Exhibit 10.2 – Assignment and Assumption of Leases and Service Contracts dated September 22, 2022 between the Partnership and Ottomatic Capital, LLC relating to the property at 220 Cottonwood Drive, Hempstead, Texas.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEI Income & Growth Fund XXII
Limited Partnership

	By:	AEI Fund Management XXI, Inc.
	Its:	Managing General Partner

Date: September 27, 2022	By:	/s/ Keith E Petersen
Keith E. Petersen
Chief Financial Officer